Exhibit 10.(y)

Carsen Group Inc.

151 Telson Road

Markham, Ontario

Canada L3R 1E7

June 20, 2005

William J. Vella

1618 Amberlea Road

Pickering, Ontario, Canada L1V 5P3

Dear Bill:

This letter sets forth the terms of our agreement regarding compensation that will be payable to you in the event your employment with Carsen Group Inc. (the “Company”) is terminated following the expiration of the Distribution Agreement between Olympus America Inc. and the Company on July 31, 2006.

Subject to the terms of this Agreement, you will have the right to terminate your employment at any time after August 30, 2006 by giving not less than ten (10) days’ written notice of termination (a “Termination Notice”) to the Company.  Upon the termination of your employment either by the Company or by you after August 31, 2006, you will be entitled to a lump sum payment in an amount equal to two hundred percent (200%) of your total fiscal 2005 cash compensation (i.e., salary and bonus, whether paid or accrued), which amount will be payable within thirty (30) days following the termination date of your employment.  We will negotiate your compensation package for fiscal 2006 in good faith.  Although the fiscal 2006 formula for your incentive compensation may differ from fiscal 2005, your compensation potential will be comparable to fiscal 2005.

Notwithstanding anything above to the contrary, if requested in writing by the President of Cantel Medical Corp. (even after its receipt of a Termination Notice), you agree to continue your employment with the Company (at its present location) for a period not to exceed ninety (90) days following July 31, 2006.  During such ninety (90) day period, you will be entitled to compensation at the same rate (including base salary, bonus and benefits (with respect to benefits, either under the current or similar plans of the Company or through reimbursement)) you were receiving immediately prior to such period, or such other amount that may be agreed upon in writing by the parties.

On the termination date of your employment, all stock options held by you which were granted under an employee stock option plan of Cantel shall thereupon automatically vest in full and become exercisable for all of the shares thereunder.  The compensation payable to you hereunder shall be in lieu of any and all severance pay, termination pay and other compensation that would otherwise be payable to you under the applicable laws, rules and regulations of Canada and the Province of Ontario in connection with the termination of your employment, and subject to your receipt of all amounts payable to you hereunder, you irrevocably waive any other such severance pay, termination pay, compensation or other entitlement from the Company or Cantel.

This Agreement is entered into in the Province of Ontario and shall be governed pursuant to the laws of Ontario.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.  This Agreement contains the entire agreement of the parties regarding this subject matter.  There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.  This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Carsen Group Inc.

c/o Cantel Medical Corp.

150 Clove Road - 9th Floor

Little Falls, NJ 07424

Attention: General Counsel

If to Employee:

William J. Vella

1618 Amberlea Road

Pickering, Ontario, Canada L1V 5P3

Please acknowledge your agreement to the foregoing terms and conditions by signing and return this letter agreement.

CARSEN GROUP INC.

By:
James P. Reilly, Director

William J. Vella